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                                                                    Exhibit 99.1
[GRAPHIC OMITTED][GRAPHIC OMITTED]
BALDWIN & LYONS, INC.
PROTECTIVE INSURANCE COMPANY
SAGAMORE INSURANCE COMPANY
B & L INSURANCE, LTD. (BERMUDA)
[OBJECT OMITTED]1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800


Subj:  Baldwin & Lyons, Inc.                                    October 24, 2005
       Unaudited Third Quarter                Press Contact:  G. Patrick Corydon
                                                                  (317) 636-9800
                                                     corydon@baldwinandlyons.com


                              FOR IMMEDIATE RELEASE

         INDIANAPOLIS, INDIANA, OCTOBER 24, 2005--Baldwin & Lyons, Inc. (NASD:
BWINA, BWINB) today announced a third quarter operating loss caused by losses incurred due to hurricanes Katrina and Rita. Defined as net loss before capital gains or losses, the operating loss was $.8 million, or $.05 per share, compared to operating income of $3.4 million, or $.23 per share, reported in 2004. Capital gains of $1.9 million, or $.13 per share, were realized during the current quarter and compare to negligible capital gains in the prior year quarter. Including capital gains, third quarter net income was $1.2 million, or $.08 per share, compared to $3.5 million, or $.23 per share, for the third quarter of 2004. Hurricane losses reduced underwriting income by approximately $13 million pretax, or $.57 per share after tax. Net income for the third quarter of 2004 was also reduced by hurricane losses equal to $3.2 million, or $.22 per share after tax.

For the nine months ended September 30, 2005, operating income totaled $13.5 million, or $.91 per share, compared to $17.9 million, or $1.21 per share, reported a year earlier. Capital gains of $5.5 million, or $.37 per share, were realized in the 2005 period compared to capital gains of $5.3 million a year earlier. Including capital gains, net income for the current year-to-date totaled $19.0 million, or $1.28 per share, compared to $23.2 million, or $1.57 per share, for the first nine months of 2004.

Net premiums earned by the Company's insurance subsidiaries during the third quarter totaled $49.8 million, an increase of 12% from the $44.4 million reported for the third quarter of 2004. For the year-to-date, 2005 premiums earned increased 11% to $140.0 million resulting primarily from a 24% increase in fleet trucking premium reflecting Protective's increased net exposure under its reinsurance agreements. Direct and assumed premiums written for the quarter declined 11% to $55.8 million due to reductions in fleet trucking premiums caused by competitive market conditions and the discontinuance of the small business workers compensation product. For the nine months, direct and assumed premiums written of $170.4 million compares to $190.1 million in 2004.

Pre-tax investment income increased 26% from the 2004 quarter due to increases in yields on bonds and short-term investments in the 2005 quarter coupled with a 5% increase in average funds invested. Overall after-tax yields were also higher than the prior year quarter providing for a 20% increase in after-tax investment income. For the year-to-date, pre-tax and after-tax investment income increased 16% and 14%, respectively.

The third quarter consolidated combined ratio of 114.0% produced an underwriting loss of $7.0 million compared to a combined ratio of 106.4% and an underwriting loss of $2.8 million for the third quarter of 2004. The combined ratios for the 2005 and 2004 third quarters were adversely impacted by pre-tax hurricane losses of $13.0 million (27.2 points) and $5.0 million (11.3 points), respectively. Without hurricane losses, the consolidated combined ratios were 87.5% and 95.1%, respectively. Year-to-date, the consolidated combined ratio for 2005 was 98.0% compared to 97.7% for the first nine months of 2004, each inclusive of hurricane losses.

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Shareholders' equity increased $13.6 million (4.2%) from December 31, 2004 after dividend payouts for the year-to-date of $10.3 million, or $.70 per share, and including a $3.3 million increase in unrealized gains on investments. The book value per share of the Company's stock rose by 83 cents from year end to $22.87 on September 30, 2005.

CONFERENCE CALL INFORMATION:
Baldwin & Lyons, Inc. has scheduled a conference call for October 25, 2005 at 11:00 AM (New York time) to discuss results for the third quarter ended September 30, 2005. To gain access to the webcast of this call, please log on to http://viavid.net/dce.aspx?sid=00002924 at least 15 minutes prior to the call to register and to download the necessary audio software. The webcast will be archived on the site until January 24, 2006. You may also access the webcast through a link on our investor relations page at www.baldwinandlyons.com.

To participate via teleconference, investors may dial 800-665-0430 (U.S./Canada) or 913-312-1300 (International or local) at least five minutes prior to the beginning of the call. A replay of the call will be available through November 1, 2005 by calling 888-203-1112 or 719-457-0820 and referencing passcode 3143731.

Also available on our investor relations page are complete interim financial statements, information regarding our business segments, and copies of our filings with the Securities and Exchange Commission.

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

FINANCIAL HIGHLIGHTS (UNAUDITED)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)                     THREE MONTHS ENDED             NINE MONTHS ENDED
                                                             SEPTEMBER 30                  SEPTEMBER 30
                                                      ---------------------------    --------------------------
                                                         2005           2004            2005           2004
                                                      -----------    ------------    -----------    -----------
Operating revenue                                        $55,227         $49,094       $155,853       $140,883
Realized gains                                             2,962              27          8,430          8,135
                                                      -----------    ------------    -----------    -----------

                                    TOTAL REVENUE        $58,189         $49,121       $164,283       $149,018
                                                      ===========    ============    ===========    ===========

Income (loss) before realized capital
   transactions                                         ($   773)        $ 3,442        $13,492        $17,935
Realized net gains on investments,
   net of federal income taxes                             1,925              18          5,479          5,288
                                                      -----------    ------------    -----------    -----------

                                       NET INCOME        $ 1,152         $ 3,460        $18,971        $23,223
                                                      ===========    ============    ===========    ===========

Per share data - diluted:
   Average number of shares                               14,873          14,785         14,854         14,795

Income (loss) before realized capital
   transactions                                         ($   .05)          $ .23          $ .91         $ 1.21
Realized net gains on investments                            .13               -            .37            .36
                                                      -----------    ------------    -----------    -----------

                                       NET INCOME          $ .08           $ .23         $ 1.28         $ 1.57
                                                      ===========    ============    ===========    ===========

Dividends paid to shareholders                             $ .35           $ .15          $ .70         $ 1.05

Annualized return on average shareholders' equity:
   Operating income (loss)                                 (1.1%)           4.8%           6.3%           8.4%

   Net income                                               1.6%            4.8%           8.8%          10.9%

Consolidated combined ratio of
   insurance subsidiaries (GAAP basis)                    114.0%          106.4%          98.0%          97.7%

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FORWARD-LOOKING STATEMENTS IN THIS REPORT ARE MADE PURSUANT TO THE SAFE HARBOR
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT SUCH FORWARD-LOOKING STATEMENTS INVOLVE INHERENT RISKS AND UNCERTAINTIES. READERS ARE ENCOURAGED TO REVIEW THE COMPANY'S ANNUAL REPORT FOR ITS FULL STATEMENT REGARDING FORWARD-LOOKING INFORMATION.